UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 27, 2020
Commission File Number 01-13697

MOHAWK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-1604305
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

160 S. Industrial Blvd., Calhoun, Georgia	30701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (706) 629-7721

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act CFR 240.17R 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.01 par value	MHK	New York Stock Exchange
Floating Rate Notes due 2020		New York Stock Exchange
Floating Rate Notes due 2021		New York Stock Exchange
2.000% Senior Notes due 2022		New York Stock Exchange

Item 7.01 Regulation FD Disclosure.

Mohawk Industries, Inc. (“Mohawk” or the “Company”) is providing the follow update on business conditions, actions being taken in response to the COVID-19 pandemic and the strength of its balance sheet. The spread of COVID-19 is having an increasing impact on the economies where the Company operates around the world. The broad measures being taken by governments, businesses and others across the globe to limit its spread are adversely affecting the Company and its customers. The ultimate magnitude the COVID-19 pandemic will have on the Company’s operating results will be determined by the length of time it continues to spread, as well as governmental regulations and other measures taken in response.
Due to these factors impacting the Company’s manufacturing, employees and demand, parts of the Company’s operations have curtailed or suspended production, with Europe being the most impacted in the first quarter. Presently, most of the facilities which have suspended operations are satisfying customer demand by delivering products from existing inventories. In the United States, a small plant in Pennsylvania has been closed due to local state restrictions. Given these disruptions, Mohawk’s financial results for the first quarter of 2020 will be lower than previously expected.
The Company cannot forecast if or when any further disruptions will occur due to the rapidly changing environment as the COVID-19 pandemic and related events continue to develop. As such, the Company will continue to adjust to changes in local circumstances, governmental regulations and evolving customer demand. In view of these extraordinary events and changing governmental actions, the Company is unable to reliably predict the extent to which the COVID-19 pandemic will affect its future performance.
While the effects of this global pandemic are unprecedented, the Company has overcome severe business downturns in the past. Corporate, segment and business teams have been established to manage the Company’s efforts as conditions change. The Company is keeping employees safe, increasing work from home and adjusting strategies as required. The Company’s businesses around the world are balancing production with short-term demand, and non-critical expenses are being reduced or postponed, including capital spending. Due to the Company’s global footprint, it is experiencing varying degrees of disruptions across different businesses and geographies. Despite these challenges, the Company is taking many actions to mitigate and has the leadership and balance sheet to manage through this pandemic.
Mohawk’s balance sheet remains very strong today with availability of cash and borrowing of $1.1B under its revolving credit facility, which matures in October 2024. The Company has a €300 million loan due in May, which will be paid using its revolver, if conditions do not support reissuing.
The Company expects to provide an update with its first-quarter earnings announcement and does not expect to provide any additional information until then. The Company is committed to the safety and well-being of its employees and remains dedicated to supporting its customers through this unique event.
This information is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purpose of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.
Certain of the statements made herein, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in raw material prices and other input costs; inflation and deflation in consumer markets; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform, product and other claims; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mohawk Industries, Inc.
Date:	March 27, 2020	By:	/s/ James F. Brunk
James F. Brunk
Senior V.P. & Corporate Controller